Exhibit 10.2

August 29, 2024

VIA EMAIL

LL Flooring Holdings, Inc.

4901 Bakers Mill Lane

Richmond, VA 23230

Attention: Holly Etlin, Chief Restructuring Officer

Re:	Amendment to Letter Agreement

Holly:

Reference is made to that certain letter agreement dated August 8, 2024 (as supplemented or amended, the “Agreement”) by and between LL Flooring, Inc. (the “Merchant” or a “Party”), on the one hand, and Hilco Merchant Resources, LLC (“Agent” or a “Party” and together with Merchant, the “Parties”), on the other hand. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

The Parties hereby amend the Agreement as follows (the “Amendment”):

As set forth in the Agreement, Agent was engaged to act as the exclusive agent for the purpose of providing certain services in connection with the disposition of the Merchandise and FF&E located at Merchant’s retail locations reflected on Exhibit A to the Agreement (defined in the Agreement as “Stores”). Agent and Merchant have agreed to supplement Exhibit A to the Agreement by adding the retail locations reflected on Exhibit 1 to this Amendment (each an “Additional Store” and, collectively, the “Additional Stores”).

Agent will assist Merchant in disposing of the Merchandise and FF&E at the Additional Stores through the conduct of “Going out of Business”, “Store Closing”, “Everything Must Go”, “Everything on Sale” or similar themed sales (such sales, the “Supplemental Sale”). The Supplemental Sale will commence on or about September 6, 2024 (the “Supplemental Sale Commencement Date”) and will terminate no later than November 30, 2024 (the “Supplemental Sale Termination Date”). The period from the Supplemental Sale Commencement Date to the Supplemental Sale Termination Date shall be referred to as the “Supplemental Sale Term.”

To control expenses of the Supplemental Sale, Merchant and Agent have established an additional budget (the “Supplemental Budget,” a copy of which is attached hereto as Exhibit 2) of certain delineated expenses, including costs of supervision, deferred compensation, advertising (including signage and the shipping, freight, and sales tax related thereto where applicable), and other costs. The Supplemental Budget shall be deemed to be the Budget for purposes of the Supplemental Sale at the Additional Stores.

Both the Agreement and this Amendment shall govern the Supplemental Sale at the Additional Stores. For purposes of interpreting the Agreement and the Amendment, the following defined terms and exhibits shall be replaced in the Agreement with the corresponding defined terms and exhibits in or attached to this Amendment:

Agreement	Amendment
Budget	Supplemental Budget

Sale	Supplemental Sale

Store or Stores	Additional Store or Additional Stores

Sale Commencement Date	Supplemental Sale Commencement Date

Sale Termination Date	Supplemental Sale Termination Date

Sale Term	Supplemental Sale Term

With respect to this Amendment, (i) Merchant hereby reaffirms the representations, warranties, and agreements set forth in section H. of the Agreement, and (ii) Agent hereby reaffirms the representations, warranties, and agreements set forth in section H. of the Agreement.

This Amendment, together the Agreement, all prior amendments or supplements, and all schedules and exhibits attached hereto and thereto, constitutes a single, integrated written contract expressing the entire agreement of the parties concerning the subject matter hereof. No covenants, agreements, representations or warranties of any kind whatsoever have been made by any party to this Amendment except as specifically set forth in this Amendment or the Agreement.

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[Signature Page Omitted]

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